Exhibit 99.1

Birch Branch, Inc. Alerts Investors to Unauthorized Press Release

LITTLETON, CO - May 24, 2010 - Birch Branch, Inc. (“Birch Branch”) (OTC Bulletin Board: BRBH) was informed it was mentioned in an unauthorized press release we believe was issued on or about May 19, 2010, by USA Wall Street Capital United Investment Group, LTD. ("USA Wall Street").  Such press release contains a number of misstatements and inaccuracies, which have been identified by Shun Cheng Holdings HongKong Limited, a Hong Kong company ("Shun Cheng Holdings"), regarding each of Birch Branch, Shun Cheng Holdings, Henan Shuncheng Group Coal Coke Co., Ltd. (the “Company”), and the Share Exchange Agreement Birch Branch signed on May 14, 2010, with Shun Cheng Holdings and certain other parties (the "Share Exchange Agreement").  It also improperly discloses non-public information regarding Shun Cheng Holdings and the Company and its business, which may be deemed to be material.  Specifically, the press release:

(i)  inaccurately asserts the signing of the Share Exchange Agreement "marked the Company going public successfully by reverse merger";

(ii)  discloses the Company "intends to apply for the listing of its stock on the Nasdaq Stock Market” although the transactions contemplated by the Share Exchange Agreement have not been consummated;

(iii)  inaccurately asserts without any factual basis "the U.S. auditors of the Company … indicated that … its Market Value is above $120 Million" and inaccurately described the net profit after tax of the Company;

(iv)  discloses the Company "is seeking $70 Million for building new production lines" although such action has not been commenced or approved by the Company's Board of Directors; and

(v)  inaccurately asserts without any factual basis "the Company's value will be more than $500 Million after moving to NASDAQ."

USA Wall Street serves as a financial consultant to the Company pursuant to a consultancy agreement, is a shareholder of Shun Cheng Holdings, and is a party to the Share Exchange Agreement.

The USA Wall Street press release may be viewed as improperly soliciting potential investors and asks them to contact Mr. Li Jinlong, an individual without authorization or authority from Birch Branch, Shun Cheng Holdings or the Company to act on their behalf in this capacity.

The issuance of the USA Wall Street press release was neither authorized by Birch Branch, Shun Cheng Holdings or the Company, nor has Birch Branch, Shun Cheng Holdings or the Company validated the accuracy of the content of the press release.

Any statements contained in the USA Wall Street press release were not authorized by Birch Branch, Shun Cheng Holdings or the Company and should not be relied upon.

Investors are directed to the Current Report on Form 8-K filed by Birch Branch on May 20, 2010 for information regarding the Share Exchange Agreement and the transactions contemplated thereby.